Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mercury Computer Systems, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note B to the consolidated financial statements, Mercury Computer Systems, Inc. adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective July 1, 2005.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2009